EXHIBIT 3.8

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

AMERICAN BIO MEDICA CORPORATION

Under Section 805 of the Business Corporation Law

___________________________

FIRST: The current name of the Corporation is American Bio Medica Corporation.

SECOND: The Certificate of Incorporation of the Corporation was filed with the Department of State of the State of New York on April 10, 1986 under the name, American Micro Media, Inc.

THIRD: The amendment effected by this Certificate of Amendment is as follows:

The Corporation's Certificate of Incorporation, as amended, presently authorizes the issuance 55,000,000 shares, of which 50,000,000 shares are common shares, par value $.01 per share and 5,000,000 are preferred shares, $.01 par value per share. The amendment would increase the number of common shares the Company has the authority to issue from 50,000,000 to 75,000,000 thereby increasing the total number of authorized shares to 80,000,000.

To accomplish the foregoing amendment, the full text of Article "FOURTH" of the Corporation's Certificate of Incorporation is hereby amended to read as follows:

"FOURTH: “The aggregate number of shares which the Corporation shall have the authority to issue is 80,000,000 shares, par value $.01 per share of which 75,000,000 million are common shares, $.01 par value per share and 5,000,000 are preferred shares. The Board of Directors may divide the preferred shares into one or more series and issue such preferred shares from time to time with such preference, privileges, limitation and relative rights as it may determine.”

FOURTH: The foregoing amendment to the Corporation's Certificate of Incorporation was authorized by vote of the Corporation's Board of Directors, followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

Dated: June 29, 2021	/s/ Melissa A. Waterhouse
Chief Executive Officer
Principal Financial Officer

American Bio Medica Corporation

122 Smith Road

Kinderhook, New York 12106